10.3

                     CORPORATE FINANCE CONSULTING AGREEMENT

In consideration of the mutual promises herein contained, the project principals Americana Publishing, Inc., hereinafter referred to as "Principals", located, 303 San Mateo NE, Suite 104A, Albuquerque, New Mexico 87108, hereby engage B. H. Capital Limited, located at 303 San Mateo NE, Suite 104A, Albuquerque, NM 87108, hereinafter referred to as "BHCL" to perform the services generally described herein to the best of its ability, and Principals fully understand that such services performed by "BHCL" will only be provided on a best efforts basis, under the following terms and conditions:

     1. This agreement will constitute an open account between Principals and BHCL, and more specifically, references activities outlined below. The term of this Agreement shall commence upon execution hereof by the parties, and will continue to be in force until such time as Principals notify BHCL, in writing, at the last known address for BHCL. Such written notification to BHCL shall be tendered at least 120 days prior to the expected termination date of this Agreement. BHCL shall have the right to terminate this Agreement upon written notification to Principals, at the last known address for Principals. Such written notification to Principals shall be tendered at least 10 days prior to the expected termination date of this Agreement.

     2. Upon execution of this Agreement, Principals agree to pay the sum of $1,000 as an initial retainer for professional time provided plus New Mexico Gross Receipts Tax, plus $1,000 as an initial expense advance (in the form of a cashiers check or other acceptable liquid funds), for services provided by BHCL. It is agreed that the principals have retained BHCL for the services described in paragraph 4-A and shall compensate BHCL $3,000 per month for three years due and payable on the 1st of each month thereafter until cancellation plus pre-approved out of pocket expenses. Further, the Principal shall provide 1 1/2page of advertising for BHCL, as BHCL chooses in each issue of the Americana Corporate Finance Reporter for the term of this agreement. BHCL shall provide such services without limitation of time necessary.

     3. It is fully understood and agreed that in the event Principals do not utilize or implement such services as outlined below, the consideration heretofore paid shall be retained by BHCL and Principals shall have no right or claim for return of said funds.

     4. For and in consideration of services rendered by BHCL, on behalf of Principals, BHCL shall be compensated by Principals as follows:

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               A. BHCL shall provide general assistance in the identification of additional credit/capital resources that may provide asset-based lines of credit, operating lines of credit, working capital line of credit, factor financing, fixed asset financing, acquisition financing, equipment leasing, credit enhancements, private equity capital, public equity capital, additional support collateral, bridge financing, where applicable and will consult general management efficiency issues, marketing, corporate strategy, budgeting, financial statement presentation, corporate structure, fiscal management techniques, dispute resolution, mergers and acquisitions and shall advise the board of directors on corporate governance, and shall provide office space accommodating two desks, computer equipment, one support employee and use of all of BHCL's office equipment and facilities.

                       Additional Compensation as follows:

                    1. Principals will compensate BHCL in an amount equal to one percent (1%) simultaneous with closing, of the gross amount of any credit facility(s), line(s) of credit, equity, refinanced, restructured capital or credit, credit enhancement in any form into the Principals company and or subsidiary and will compensate a one percent (1%) success fee equal to the gross amount of the net worth of any entity merged or acquired by or into the Principals company and a one percent (1%) success fee upon renewal of any of the aforementioned within a five (5) year period from the date of this contract. Principals further agree that BHCL has the right to exchange success fees for additional common stock of the Principals Company. Further, Principal agrees to provide for an one full page advertisement in each issue of Americana Corporate Finance Reporter of BHCL's choice for the term of this agreement.

               B. In the event additional services are provided in the future, as specified under paragraph 4(A) above, fees shall be paid at the rate so indicated in paragraph 4(A) above.

               C. Any and all expenses paid by BHCL in its efforts to perform on behalf of Principals shall be reimbursed immediately upon receipt of copies of expense receipts by Principals. Any and all anticipated individual expenses, which exceed the sum of $100.00, shall be submitted to and approved by Principals before such expense is incurred. Further, Principals agree to pay all expenses as per invoice presented and is due and payable on receipt.

               D. At such time as BHCL is successful in obtaining funding, pledges, guarantees or services as generally described in paragraph 4(A) above, BHCL shall submit to Principals a statement for services rendered, plus applicable New Mexico gross receipts tax.

               E. All amounts billed by BHCL in accordance with paragraphs 4(A) through 4(D) herein, are to be paid upon receipt but unpaid after 15 days of mailing, will incur a monthly service fee of one and one half percent (1 1/2%). BHCL will further suspend professional services until such fees are received.

     5. Principals will provide to BHCL, as requested by BHCL, any and all materials, reports, documents, studies and/or information necessary for BHCL to perform under the terms of this Agreement.

     6. Principals shall provide and contract for the services of other professionals, as necessary.

     7. In the event termination of this Agreement occurs prior to the funding or performance, as outlined or pledged, directly or indirectly, for Principals, through the efforts of BHCL the fees, as stated in paragraph 4(A) above, shall be tendered to BHCL as if this Agreement was still in force and effect. BHCL shall also have the right to collect such other fees as described herein.

     8. In the event of termination of this Agreement, Principals agree to pay to BHCL any and all fees due to BHCL, plus applicable New Mexico gross receipts tax, resulting from pledges or performance under this Agreement, directly or indirectly, for Principals, from individuals or entities that have been engaged through contact with BHCL during the term of this Agreement.

     9. Principals fully understand that George Lovato, Jr. may be engaged, under separate Agreement, with companies or other entities that he has an interest in, to provide services on behalf of BHCL relating to this Agreement as described herein.

     10. It is fully understood and agreed that on occasion Principals will require consultation time from BHCL during the term of this Agreement. BHCL will be notified that Principals desire such consultations and a date and time for meeting will be scheduled in accordance with the availability of the parties. Travel time will be billed at $150.00 per hour with advanced approval by Principals or their authorized representatives. This shall apply only upon agreement to compensate BHCL on an hourly basis and not on a monthly retainer.

     11. It is fully understood and agreed by Principals that Principals will not circumvent the efforts of BHCL under any and all provisions of this Agreement. Also Principals recognize that all sources, contacts, vendors, suppliers, securities underwriters, lenders, dealers are considered as property of BHCL and, as such, Principals will not disclose, to any third party, information relating to these sources for a period of not less than 60 months from completion of this project.

     12. There shall be a continuing relationship, which extends beyond the provisions outlined in paragraph 1. Principals agree that for a period of 60 months commencing upon completion of services under this initial project, any additional services, funding, pledges or guarantees provided through individuals or entities that have been provided to Principals under this project, fees shall be paid by Principals to BHCL under provisions in paragraphs 2 and 4. -

     13. In the event Principals and BHCL desire to change any or all terms of this Agreement by addendum, such changes shall be made in writing and executed by all parties.

     14. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto.

     15. In the event an attorney is engaged by BHCL to enforce any or all of its rights under the terms of this Agreement, Principals agree to pay any and all reasonable attorney's fees, as well as any and all applicable court costs and expenses incurred by BHCL in enforcing any or all of its rights herein. Expenses shall include the time involvement, at $150.00 per hour, by BHCL and/or its principals, agents and/or employees in preparation of such litigation or mediation of this Agreement.

     16. Principals agree to hold harmless BHCL and/or its employees or contractors from any wrongful act or acts known or unknown at this time or that may arise during the course of this Agreement between the signatories or their assigns or successors.

     17. If any provision contained in this Agreement shall not be in compliance with the laws of the State of New Mexico, the remaining provisions shall remain in full force and effect to the extent permitted by law.

     18. This Agreement shall be governed and interpreted by the laws of the State of New Mexico.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _______ day of _____________, 1999.




By                                             By
  ----------------------------                   -------------------------------
         Representative